EXHIBIT (a)(1)(D)

Offer to Holders

of

13,800,000 Outstanding Warrants

of

AVANTAIR, INC.

to Allow Warrants to be Tendered for Exercise as follows:

(i)	By paying a reduced cash exercise price of $2.75 per share of Common Stock underlying the Warrants, and

(ii)
For each Warrant a holder exercises by paying the reduced cash exercise price, by engaging in one cashless exercise whereby by the holder exchanges ten (10) additional Warrants for one (1) additional share of Common Stock.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
EASTERN STANDARD TIME, ON DECEMBER 12, 2008, UNLESS THE OFFER IS
EXTENDED.

November 14, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated November 14, 2008 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by Avantair, Inc., a Delaware corporation (the “Company”), for a period of twenty (20) business days or until December 12, 2008, to the holders (“Holders”) of the Company’s publicly traded warrants (the “Warrants”) that are outstanding, which were issued by Ardent Acquisition Corporation, the Company’s legal predecessor, in its initial public offering. Pursuant to the Offer, Holders may tender their Warrants for shares of common stock, par value $.0001 per share (the “Common Stock”), as follows:

•
A Holder may engage in a cash exercise by paying a reduced cash exercise price of $2.75 per share of Common Stock underlying the Warrants. A Holder may exercise on a cash basis as few or as many Warrants as the Holder elects.

•
For each Warrant a Holder exercises by paying the reduced cash exercise price, the Holder has the option to engage in one cashless exercise by exchanging ten (10) additional Warrants for one (1) additional share of Common Stock. Thus, the total number of Warrants exchanged on a cashless basis may not exceed the product of the total number of Warrants exercised on cash basis multiplied by ten. Warrants exchanged in a cashless exercise will only be accepted in groups of ten and no shares or fractional shares of Common Stock will be issued with respect to a group of warrants of nine or less. Exercising Warrants on a cashless basis is at the option of the Holder and is not a requirement to participating in the cash exercise described above.

WARRANTS WHICH ARE NOT TENDERED DURING THE OFFER PERIOD WILL THEREAFTER RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT $5.00 EXERCISE PRICE AND EXPIRATION DATE OF FEBRUARY 23, 2009.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” in Section 12 on page 29 of the enclosed Offer Letter for a discussion of information that you should consider before tendering Warrants in this Offer.

If you or your clients tender Warrants, the tendered Warrants may be withdrawn before the Expiration Date and retained on their original terms, by following the instructions herein, subject to the following. If Warrants are tendered for both cashless exercise and cash exercise at the reduced price, then before the Expiration Date:

•	A Holder may withdraw some or all of the Warrants tendered for cashless exercise without affecting the Warrants tendered for cash exercise; but

•
If a Holder withdraws some or all of the Warrants tendered in the cash exercise, the Holder will be required to withdraw (or the Holder will be treated as having withdrawn) Warrants tendered in the cashless exercise, if the tender for cashless exercise exceeds the limit of ten Warrants for each one Warrant tendered in a cash exercise.

BEFORE EXERCISING YOUR WARRANTS, YOU MUST CHECK WITH YOUR BROKER TO DETERMINE IF YOU RESIDE IN A STATE IN WHICH REGISTRATION HAS OCCURRED OR WHERE AN EXEMPTION FROM REGISTRATION IS AVAILABLE. REGISTRATION OR EXEMPTION FROM REGISTRATION WILL NOT BE AVAILABLE IN MANY STATES, SUCH AS COLORADO, FLORIDA, OREGON AND TEXAS, AND IT IS ANTICIPATED THAT SUCH REGISTRATION OR EXEMPTION WILL NOT BE AVAILABLE WITH RESPECT TO SEVERAL OTHER STATES, AND HOLDERS OF WARRANTS WITHIN THESE STATES WILL NOT BE ABLE TO SETTLE ANY WARRANT EXERCISES. NOTHING SHALL PROHIBIT HOLDERS IN SUCH STATES FROM CONTINUING TO SELL THEIR WARRANTS IN OPEN MARKET TRANSACTIONS. THE MATERIAL FURNISHED HEREBY SHALL NOT BE DEEMED TO CONSITUTE AN OFFER IN ANY SUCH STATE WHERE THERE IS NO SUCH REGISTRATION OR EXEMPTION.

HOLDERS OF THE WARRANTS AND BANKS AND BROKERS SHOULD CONTACT OUR INFORMATION AGENT TO DETERMINE THE STATES IN WHICH WARRANT EXERCISES CAN BE MADE.

IT IS THE COMPANY’S CURRENT INTENT NOT TO CONDUCT ANOTHER OFFER TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, BUT THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE WARRANT TERMS. PURSUANT TO THEIR ORIGINAL TERMS, THE WARRANTS MAY BE REDEEMED IN WHOLE AND NOT IN PART AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

NO FRACTIONAL SHARES WILL BE ISSUED IN THE OFFER. WARRANTS EXCHANGED IN A CASHLESS EXERCISE WILL ONLY BE ACCEPTED IN GROUPS OF TEN.

Enclosed with this letter are copies of the following documents:

1.	Offer Letter, dated November 14, 2008;

2.	Letter of Transmittal, for your use in accepting the Offer and exercising Warrants of and for the information of your clients;

3.
Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

4.
Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5 p.m., Eastern Standard Time, on December 12, 2008, unless the Offer is extended.

Under no circumstances will interest be paid on the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in exercising such Warrants after the expiration date.

Other than described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow & Co., LLC, as information agent, at 470 West Avenue, Stamford, CT 06902. Banks and brokerage firms may call the information agent at (203) 658-9400. Holders may call the information agent toll free at (800) 607-0088. You may also contact the information agent by e-mail at aair.info@morrowco.com.

Very truly yours,

Avantair, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.